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                                                                    EXHIBIT 11.1

                              ON ASSIGNMENT, INC.

             STATEMENT OF COMPUTATION OF DILUTED EARNINGS PER SHARE

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Net income used to compute basic and diluted
  earnings per share................................  $ 5,606,000    $ 8,266,000    $11,316,000
                                                      -----------    -----------    -----------
Basic earnings per share............................  $      0.55    $      0.78    $      1.04
                                                      -----------    -----------    -----------
Weighted average number of shares outstanding used
  to compute basic earnings per share...............   10,207,000     10,561,000     10,860,000
Dilutive effect of stock options and warrants.......      691,000        470,000        442,000
                                                      -----------    -----------    -----------
Number of shares used to compute diluted earnings
  per share.........................................   10,898,000     11,031,000     11,302,000
                                                      -----------    -----------    -----------
Diluted earnings per share..........................  $      0.51    $      0.75    $      1.00
                                                      ===========    ===========    ===========

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